                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         TODHUNTER INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          TODHUNTER INTERNATIONAL, INC.

                         222 LAKEVIEW AVENUE, SUITE 1500
                         WEST PALM BEACH, FLORIDA 33401

                                -----------


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 2002

                                -----------



      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Todhunter International, Inc., a Delaware corporation, will be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Thursday, March 21, 2002, at 11:00 a.m., Eastern Standard Time, for the following purposes:

    1. to elect three Class I Directors to hold office for a term of three years and until their successors have been elected and qualified; and

    2. to act upon such other matters as may properly come before the meeting or any postponements or adjournments.

      Only stockholders of record at the close of business on January 22, 2002 shall be entitled to notice of, and to vote at, the meeting or any postponements or adjournments.



                                          By Order of the Board of Directors



                                          /s/ Troy Edwards
                                          TROY EDWARDS
                                          SECRETARY


West Palm Beach, Florida
January 25, 2002

                          TODHUNTER INTERNATIONAL, INC.
                         222 LAKEVIEW AVENUE, SUITE 1500
                         WEST PALM BEACH, FLORIDA 33401

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 2002
                                   -----------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Todhunter International, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Thursday, March 21, 2002, at 11:00 a.m., Eastern Standard Time, or at any and all postponements or adjournments, for the purposes set forth in the accompanying Notice of Annual Meeting.

         This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about January 25, 2002.

         Only stockholders of record at the close of business on January 22, 2002, will be entitled to notice of the Annual Meeting and to vote the shares of common stock of the Company, par value $.01 per share ("Common Stock"), held by them at such time at the Annual Meeting or any and all postponements or adjournments. At January 22, 2002, 5,513,734 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting.

         Each share of Common Stock entitles the holder to cast one vote on each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business and are not counted for purposes of electing directors (see Proposal One).

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained in the card. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote FOR the Board of Directors' nominees as directors and as recommended by the Board of Directors with regard to all other matters that properly come before the Annual Meeting or, if no such recommendation is given, in their own discretion. Each such proxy granted may be revoked by the stockholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting; attendance at the Annual Meeting will not, in itself, revoke the proxy.

         The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally or by telephone. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

         The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at January 22, 2002, will constitute a quorum.

       PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

         Angostura Limited ("Angostura"), a Trinidad-based distiller engaged in the manufacture of rum, bitters and other spirits in Trinidad & Tobago, has reported that, as a result of open market and private purchases beginning in fiscal 1999, it beneficially owned 2,984,313 shares of Common Stock, representing 54.1% of the Common Stock outstanding, at March 31, 2001.

         The following tables set forth information at January 22, 2002 with respect to the beneficial ownership of shares of Common Stock by (i) the directors of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on September 30, 2001, (iii) all executive officers and directors of the Company, as a group, and (iv) each person known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding.

                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

                                                                          PRESENTLY          TOTAL
                                                     NUMBER OF           EXERCISABLE       BENEFICIAL       PERCENTAGE
   NAME OF EXECUTIVE OFFICER OR DIRECTOR              SHARES              OPTIONS(1)        OWNERSHIP        OWNED(2)
   -------------------------------------              ------              ----------        ---------        --------

A. Kenneth Pincourt, Jr.                              595,985              90,000            685,985          12.2%
Jay S. Maltby                                           8,800              80,000             88,800           1.6%
Thomas A. Valdes                                        1,000              67,500             68,500           1.2%
D. Chris Mitchell                                       4,400              44,500             48,900           *
Ousik Yu                                                4,000              62,000             66,000           1.2%
Donald L. Kasun                                             -                   -                  -           *
Leonard G. Rogers                                       3,000                   -              3,000           *
Edward F. McDonnell                                     1,000              60,000             61,000           1.1%
Godfrey D. Bain                                     2,989,313 (3)              -           2,989,313 (3)      54.2%
K. Ian McLachlan                                    2,984,313 (4)              -           2,984,313 (4)      54.1%
All executive officers and directors as a           3,611,898 (5)         441,000 (5)      4,052,898 (5)      68.1%
group (11 persons)(5)

----------
*        Less than 1%

                                                                       PRESENTLY           TOTAL
            NAME AND ADDRESS OF                     NUMBER OF         EXERCISABLE        BENEFICIAL      PERCENTAGE
          OTHER BENEFICIAL OWNERS                     SHARES          OPTIONS(1)         OWNERSHIP        OWNED(2)
          -----------------------                     ------          ----------         ---------        --------
Angostura Limited                                  2,984,313 (6)              -        2,984,313 (6)       54.1%
      Corner Eastern Main Road and
      Trinity Avenue
      Laventille, Trinidad & Tobago

Dimensional Fund Advisors Inc.                       373,300 (7)              -          373,300 (7)        6.7%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA 90401

(1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information provided under those rules is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days after January 22, 2002, including through the exercise of options granted under the Company's 1992 Employee Stock Option Plan, as amended ("Presently Exercisable Options"). The inclusion of shares covered by Presently Exercisable Options, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) Number of shares outstanding consists of the 5,513,734 shares of Common Stock outstanding at January 22, 2002, plus any shares subject to Presently Exercisable Options held by the person in question.

(3)      Includes 2,984,313 shares beneficially owned by Angostura.

(4)      Consists solely of shares beneficially owned by Angostura.

(5) Includes 2,400 shares owned directly and 37,000 shares that may be acquired upon the exercise of Presently Exercisable Options by a person not named in the above table.

(6) Reflects ownership at March 31, 2001, as reported on the most recent Form 4 filed with the Commission by Angostura. Angostura has advised the Company that it has sole voting and investment power with respect to all such shares.

(7) Reflects ownership at February 2, 2001, as reported on a Schedule 13D filed with the Commission by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. has advised the Company that it has sole voting and dispositive power with respect to all such shares.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and anyone who beneficially owns 10% or more of the Company's Common Stock, to file with the Commission and the American Stock Exchange ("Amex") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon on a review of (i) copies of the Section 16(a) filings received by the Company during or with respect to fiscal 2001 and (ii) certain written representations of its officers and directors with respect to the filing of annual reports of changes in beneficial ownership on Form 5, the Company believes that each filing required to be made pursuant to Section 16(a) of the Exchange Act during and with respect to fiscal 2001 was filed in a timely manner.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         The following table sets forth information with respect to the continuing directors, director nominees and executive officers of the Company.


        NAME                    AGE                  POSITION OR OFFICE HELD
---------------------------    -----   ------------------------------------------------------------
A. Kenneth Pincourt, Jr.        70     Chairman of the Board and Chief Executive Officer
Jay S. Maltby                   51     President, Chief Operating Officer and Director
Thomas A. Valdes                58     Executive Vice President, Assistant Secretary and Director
D. Chris Mitchell               52     Senior Vice President - Sales and Director
Troy Edwards                    63     Secretary, Treasurer, Controller and Chief Financial Officer
Ousik Yu                        49     Senior Vice President - Manufacturing
Godfrey D. Bain                 53     Director
Donald L. Kasun                 62     Director
Edward F. McDonnell             66     Director
K. Ian McLachlan                57     Director
Leonard G. Rogers               72     Director

         In accordance with the Company's Certificate of Incorporation, the Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. The maximum number of members of the Board of Directors is currently nine. Messrs. Bain, Kasun and Valdes currently serve as Class I directors and have been nominated for re-election at the Annual Meeting; if elected, they will serve as Class I directors until the 2005 Annual Meeting. Following the Annual Meeting, Messrs. Pincourt, Rogers and McLachlan will continue to serve as Class II directors until the 2003 Annual Meeting and Messrs. Maltby, McDonnell and Mitchell will continue to serve as Class III directors until the 2004 Annual Meeting.

         If any of the nominees should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board. The nominees must be elected by a plurality of the votes cast at the Annual Meeting.

NOMINEES AS CLASS I DIRECTORS

         The biographies set forth below are submitted for consideration regarding the nomination of each of Messrs. Bain, Kasun and Valdes for re-election as a director.

         GODFREY D. BAIN - Mr. Bain was appointed to the Board as a Class I director in 1999. Since 1991, Mr. Bain has been Chief Financial Officer and a director of Angostura Holdings.

         DONALD L. KASUN - Mr. Kasun joined the Company as a director in December 2001. Since 1978, Mr. Kasun has been president of Kasun Development Corp., an industrial real estate development and management company, and senior vice president of Southern Container Corp., a privately held manufacturer of paperboard and corrugated boxes.

         THOMAS A. VALDES - Mr. Valdes joined the Company in 1995 as Executive Vice President and has been a director of the Company since 1996. Prior to joining the Company, Mr. Valdes held various executive positions with Bacardi Imports, Ltd. from 1979, the latest of which was Vice President of Marketing and Operations.

CONTINUING AS CLASS II DIRECTORS

         K. IAN MCLACHLAN - Mr. McLachlan was appointed to the Board as a Class II director in 1999. Since 1995, Mr. McLachlan has been Chief Executive Officer and a director of Angostura Holdings. From 1990 to 1995, Mr. McLachlan was Manager - Corporate Development and Planning for Angostura.

         A. KENNETH PINCOURT, JR. - Mr. Pincourt founded the Company in 1964 and has been its Chief Executive Officer and a director since its inception and Chairman of the Board since 1985. Mr. Pincourt also was President of the Company from inception until 1995, at which time Jay S. Maltby became President.

         LEONARD G. ROGERS - Mr. Rogers joined the Company as a director in 1992. He was Chairman of the Board of the Company from 1974 to 1985 and since 1985 has been a private investor. From 1969 to 1974, Mr. Rogers was Senior Vice President - Consumer Products Division for Gulf & Western Industries.

CONTINUING AS CLASS III DIRECTORS

         JAY S. MALTBY - Mr. Maltby joined the Company in 1995 as President, Chief Operating Officer and a director. Prior to joining the Company, he served with Bacardi Imports, Ltd. from 1978 in various executive capacities, including as a member of Bacardi's Executive Committee and Vice President of Finance and Operations.

         EDWARD F. MCDONNELL - Mr. McDonnell joined the Company as a director in 1998. Mr. McDonnell is Chairman and Chief Executive Officer of The Premier Group, a company he founded in 1995. The Premier Group owns beverage alcohol distributing companies in the Caribbean, Philippines and South Pacific. Prior to founding The Premier Group, Mr. McDonnell served with The Seagram Company Ltd. from 1981 in various executive capacities, including as a director and executive vice president of The Seagram Company Ltd. and president of The Seagram Spirits and Wine Group.

         D. CHRIS MITCHELL - Mr. Mitchell joined the Company in 1984 as manager of the Company's bottling operations. Mr. Mitchell was promoted to Vice President - Sales in 1989 and appointed as Senior Vice President in 1994. Mr. Mitchell has been a director of the Company since 1991. Prior to joining the Company, Mr. Mitchell was general manager of bottling operations for United States Distilled Products from 1980 to 1984.

EXECUTIVE OFFICERS

         Certain information relating to each executive officer of the Company (other than those set forth above) is set forth below.

         TROY EDWARDS - Mr. Edwards joined the Company in 1980, has served as Treasurer, Controller and Assistant Secretary since that time, and was promoted to Chief Financial Officer in 1992. In 1997, Mr. Edwards was appointed Secretary of the Company. Prior to joining the Company, Mr. Edwards served as Vice President of Administrative and Financial Services for New South Manufacturing Company, a private label industrial chemical products concern.

         OUSIK YU - Mr. Yu joined the Company in 1990 and served as Vice President - Bottling Operations since that time until his appointment as Senior Vice President - Beverage Division in 1994. In 1996, Mr. Yu was appointed as Senior Vice President - Manufacturing. From 1986 to 1989, Mr. Yu was employed by Brown-Forman Corporation, most recently as manager of packaging/process engineering. From 1981 to 1986, he was employed in plant engineering by The Stroh's Brewery Company.

BOARD OF DIRECTORS COMPENSATION; MEETINGS; COMMITTEES

         COMPENSATION

         Each non-employee director of the Company receives $20,000 per year, payable quarterly, and is reimbursed for out-of-pocket expenses incurred in attending meetings. Each member of the Audit Committee and the Compensation and Stock Option Committee receives an additional $500 per Committee meeting attended.

         MEETINGS

         The Board of Directors of the Company held a total of four meetings during fiscal 2001. Each incumbent director attended at least 75% of the aggregate number of Board of Directors and committee meetings held during fiscal 2001, or the period in which such individual was a director of the Company and served on such committee.

         COMMITTEES

         The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Board does not have a standing Nominating Committee.

AUDIT COMMITTEE

         The Audit Committee: (i) recommends to the Board of Directors the engagement of independent auditors; (ii) reviews the Company's policies and procedures on maintaining its accounting records and the adequacy of its internal controls; (iii) reviews management's implementation of recommendations made by the independent auditors and internal auditors; (iv) considers and approves the range of audit and non-audit services performed by independent auditors and fees for such services; and (v) reviews and votes on all transactions between the Company and any of its officers, directors or other affiliates. The Audit Committee held two meetings during fiscal 2001. The Board of Directors has adopted a written charter for the Audit Committee, previously filed with the Commission as an exhibit to the Company's definitive proxy statement for its 2001 Annual Meeting of Stockholders.

         Throughout fiscal 2001, the Audit Committee consisted of W. Gregory Robertson, Leonard G. Rogers and Godfrey D. Bain. At the time of their appointment to the Audit Committee, Messrs.

Robertson and Rogers were "independent," satisfying the Amex listing requirements. Although Mr. Bain does not qualify as "independent" because of his employment with Angostura, the largest shareholder of the Company, the Board believes that it is nevertheless in the best interest of the Company for Mr. Bain to serve on the Audit Committee because of (i) his strong financial and accounting background and significant experience in the Company's industry, and
(ii) the expense of adding an additional member to the Board.

         In October 2001, the Company completed a refinancing of its credit facility. TM Capital Corp., an entity of which Mr. Robertson is President, received a $350,000 commission payment from the Company in connection with this refinancing. As a result of this payment, Mr. Robertson no longer satisfied the requirements to be an independent director under the Amex listing requirements, and the Company was no longer in compliance with those requirements. The Company requested and received from the Amex a 60-day waiver from those requirements. On December 6, 2001, Mr. Robertson resigned as director of the Company, and was replaced on the Board and on the Audit Committee by Mr. Kasun, who is "independent" in accordance with the Amex listing requirements. The Audit Committee currently consists of Messrs. Kasun, Rogers and Bain.


COMPENSATION AND STOCK OPTION COMMITTEE

         The Compensation and Stock Option Committee of the Board of Directors was established to determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation and Stock Option Committee is also responsible for the administration of and awards under the Company's 1992 Employee Stock Option Plan, as amended (the "Option Plan"). This Committee met twice during fiscal 2001. This Committee currently consists of Messrs. Kasun and Rogers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No executive officer of the Company serves as an officer, director or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Stock Option Committee of the Company.

         Throughout fiscal 2001, Mr. Rogers served on this Committee with Mr. Robertson. In December 2001, Mr. Robertson resigned as a director and was replaced on the Board, and on the Compensation and Stock Option Committee, by Mr. Kasun. See "Audit Committee" above for information regarding a related party transaction between the Company and TM Capital Corp., an entity of which Mr. Robertson (then a director of the Company) is President.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 2001, 2000 and 1999, of those persons who were, for the fiscal year ended September 30, 2001 (i) the Chief Executive Officer and
(ii) the other four most highly compensated executive officers of the Company.

                                                                                    LONG TERM
                                                ANNUAL COMPENSATION(1)             COMPENSATION
                                                ----------------------             ------------
                                                                                      SHARES
                                                                                    UNDERLYING            ALL OTHER
     NAME AND PRINCIPAL POSITION           YEAR      SALARY        BONUS(2)        OPTIONS (3)       COMPENSATION(4)(5)
--------------------------------------     ----      ------        --------        -----------       ------------------

A. Kenneth Pincourt, Jr.                    2001    $426,251        $143,325               -               $51,533(6)
Chairman of the Board and Chief             2000     388,456         136,500               -                46,440(6)
Executive Officer                           1999     379,294         130,000          50,000                38,663(6)

Jay S. Maltby                               2001     339,810         110,250               -                19,500
President and Chief Operating Officer       2000     309,026         105,000               -                14,407
                                            1999     297,291         100,000          50,000                14,638

Thomas A. Valdes                            2001     249,234          88,200               -                19,500
Executive Vice President                    2000     226,648          84,000               -                14,407
                                            1999     217,748          80,000          50,000                14,638

D. Chris Mitchell                           2001     221,023          34,650               -                19,500
Senior Vice President - Sales               2000     191,846          31,500               -                14,407
                                            1999     184,686          30,000          45,000                14,638

Ousik Yu                                    2001     198,213          34,650               -                19,500
Senior Vice President - Manufacturing       2000     181,288          31,500               -                14,407
                                            1999     171,391          30,000          50,000                14,638


(1) No other annual compensation, such as personal benefits, is required to be reported under the Commission's rules.

(2)      Amounts awarded under the Company's discretionary bonus arrangement.

(3)      See table regarding stock options below for additional information.

(4) Includes, in all cases, amounts awarded under the Company's defined contribution pension plan.

(5) Does not include payments under the Company's Deferred Compensation Program (as described below).

(6)      Includes $32,033, $32,033 and $24,025 in fiscal 2001, 2000 and 1999, respectively, of premiums on Mr. Pincourt's life insurance policy paid by the Company.

DEFERRED COMPENSATION PROGRAM

         Under the Company's Executive Nonqualified Deferred Compensation Program (the "Deferred Program"), except in the case of Mr. Pincourt, (1) the Company has purchased term life insurance policies on the executive officers named in the Summary Compensation Table to provide benefits to the Company in the event of the executive's death; (2) the Company is the sole beneficiary and owner of these policies; and (3) in the event of an executive's death while still in the employ of the Company, the Company will pay to the executive's estate a sum equal to the face amount of the insurance policy. The Company maintains a life insurance policy on Mr. Pincourt's life to provide benefits to his estate in the event of his death; Mr. Pincourt is the sole owner of this policy.

         For all of the named executive officers, upon the executive's retirement with the consent of the Company, the Company will pay the executive a monthly retirement benefit over a period of 10 years. In the event the executive becomes permanently and totally disabled while in the employ of the Company, the Company will pay the executive a monthly disability benefit over a period of five years.

         In the event of cessation of employment with the Company for any reason other than death, disability or retirement, the executive will not be entitled to benefits under the Deferred Program. In addition, the executive will forfeit all rights to benefits under the Deferred Program if he or she engages in competition with the Company during the 10 years following cessation of employment with the Company.

         The following table sets forth the expected benefits under the Deferred Program for each of the named executive officers at September 30, 2001:

                                                MONTHLY        EXPECTED       MONTHLY
                                 DEATH        RETIREMENT      RETIREMENT     DISABILITY
          NAME                  BENEFIT         BENEFIT          AGE          BENEFIT
------------------------        -------         -------       ----------      -------
A. Kenneth Pincourt, Jr.     $2,000,000        $11,085            75           $6,651
Jay S. Maltby                 1,000,000          7,947            65            4,768
Thomas A. Valdes              1,000,000          5,836            65            3,501
D. Chris Mitchell               600,000          5,174            65            3,104
Ousik Yu                        500,000          4,971            65            2,982

EMPLOYMENT AGREEMENTS

         The Company has employment agreements with each of Messrs. Pincourt, Maltby, Valdes and Mitchell. Each agreement expires in July 2004, subject to automatic renewal for a one-year period unless prior notice is given. Under these agreements, these executives receive the following minimum combined base salary and bonus per year: Mr. Pincourt, $482,100; Mr. Maltby, $378,580; Mr. Valdes, $283,185; and Mr. Mitchell, $201,735. These agreements also provide that the executives are entitled to participate in all Company compensation arrangements or plans, including the Company's discretionary bonus arrangement, the Deferred Program, and employee stock option and pension plans. The foregoing is a summary of the material terms of these employment agreements and is qualified by reference to the text of the agreements, which have been filed as exhibits to the Company's filings with the Commission.

STOCK OPTIONS

         OPTION GRANTS IN LAST FISCAL YEAR

         The Company did not grant options to any of the five named executive officers in fiscal 2001.

         AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         None of the five named executive officers exercised any options in fiscal 2001. The following table sets forth information concerning the unexercised options held by the five named executive officers at September 30, 2001.

                                      NO. OF SHARES UNDERLYING             VALUE OF IN-THE-MONEY
                                    UNEXERCISED STOCK OPTIONS(1)        OUTSTANDING STOCK OPTIONS(2)
                                    ----------------------------        ----------------------------
                                                         NOT                                 NOT
         NAME                       EXERCISABLE      EXERCISABLE        EXERCISABLE      EXERCISABLE
----------------------------        -----------      -----------        -----------      -----------
A. Kenneth Pincourt, Jr.               90,000            20,000           $11,250           $7,500
Jay S. Maltby                          80,000            20,000            30,000            7,500
Thomas A. Valdes                       67,500            20,000            25,313            7,500
D. Chris Mitchell                      44,500            18,000            53,875            6,750
Ousik Yu                               62,000            14,000            78,500            5,250

(1) These options have per share exercise prices ranging from $6.00 to $12.25, and are exercisable at various dates ranging from November 2002 through December 2008.

(2) Amounts reflect gains on outstanding options based on the September 30, 2001 stock price less the exercise price of the options.


               COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

         The philosophy of the Company's Compensation and Stock Option Committee (the "Committee") for fiscal 2001 was to provide competitive levels of compensation, link management's pay to the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Management compensation was intended to be set at levels that the Committee believes is consistent with others in the Company's industry (beverage alcohol and bottling), with senior management's compensation packages being weighted toward programs contingent upon the Company's level of performance. However, because of the limited number of companies that can be compared to the Company in terms of product mix, net sales, net income, and similar items, a significant amount of subjectivity was involved in the Committee's decisions.

BASE SALARIES

         Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the beverage alcohol industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. The Committee believes the base salaries of executive officers are below those of similar companies in the beverage alcohol industry.

BONUS ARRANGEMENT

         To encourage and reward outstanding corporate and individual performance, the Company has adopted a discretionary bonus arrangement for its executive officers, based on the Company's operating results and the achievement of certain defined major business objectives. Bonuses are paid on an annual basis based on the results during the past fiscal year. The Company anticipates that it will continue to maintain a discretionary bonus arrangement for its executive officers during the current year and thereafter.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Under Mr. Pincourt's employment agreement, he is entitled to a minimum base salary of $363,100, subject to increases at the discretion of the Board of Directors. Since 1992, the Committee has granted increases in base compensation to Mr. Pincourt based upon the following principal factors: (i) the Company's financial performance, including but not limited to the Company's gross sales, gross profit and net earnings; (ii) Mr. Pincourt's level of leadership and responsibility for the management, operation and growth of the Company, including his continued ability to secure sources of financing from time to time when necessary for operations and to locate, negotiate and consummate growth-oriented acquisitions of other companies; (iii) the desirability, due to Mr. Pincourt's long-standing relationship with the Company since inception, to continue to retain his employment with the Company; and (iv) the Company's compensation philosophy for management generally. Based upon these considerations, Mr. Pincourt's annual base salary for fiscal 2001 was set at $426,251. In addition, under his employment agreement, Mr. Pincourt is entitled to a minimum annual bonus of $119,000, subject to increases at the discretion of the Board of Directors. Based upon the factors described above, Mr. Pincourt's 2001 bonus was $143,325. The amount of Mr. Pincourt's annual base salary and bonus were determined in accordance with the principles discussed in this paragraph and were based upon a subjective evaluation by the Committee of the leadership Mr. Pincourt has demonstrated during the past 12 months.

EMPLOYEE STOCK OPTION PLAN

         The Board of Directors endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company adopted the Option Plan in 1992 and amended it in 1995 and in 1997. The Option Plan authorizes the grant of options to key employees (including officers and directors) and consultants and independent contractors of the Company or any subsidiaries. Options granted under the Option Plan may be either incentive or non-statutory stock options. A total of 1,400,000 shares of Common Stock has been reserved for issuance under the Option Plan.

         The Option Plan is administered by the Committee, which has full authority to determine the individuals who are eligible to receive option grants, the number of shares to be covered by each such option, the time or times at which an option is to be exercisable, the maximum term the option is to be outstanding, and whether or not the option granted is to be an incentive stock option. The Committee also has the authority to grant stock appreciation rights entitling the grantee to surrender an unexercised option in exchange for a cash distribution from the Company equal to the difference between the fair market value of the shares represented by such option and the exercise price payable for such shares. No Board member may serve on the Committee if he has been granted options or stock appreciation rights pursuant to the Option Plan during the previous year.

DEFERRED COMPENSATION PROGRAM

         In 1998, the Compensation Committee approved the Deferred Program to provide death benefits, retirement benefits and disability benefits to each of the executive officers named in the Summary

Compensation Table. The purpose of the Deferred Program is to encourage the executives to remain in the service of the Company.

PENSION PLAN

         The Company has a defined contribution pension plan. Generally, all employees age 21 and over become eligible to participate in the pension plan after one year of service with the Company. Participants may make contributions in amounts up to 15% of their eligible compensation and are immediately vested in their contributions and related earnings, if any. Generally, employer contributions begin to vest to the benefit of the participant after three years of service. The Company contributed $915,998, $644,749 and $644,022 to the plan and a predecessor plan for the years ended September 30, 2001, 2000 and 1999, respectively.

DONALD L. KASUN (COMMITTEE MEMBER SINCE DECEMBER 2001)
LEONARD G. ROGERS


                                PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock for each month in the five-year period ended September 30, 2001, to the Center for Research in Securities Prices of the University of Chicago Graduate School of Business ("CRSP") index for the AMEX Stock Market (United States Companies) and a peer group index. The Company has determined that its peer group of 15 beverage companies accurately reflects companies with business operations similar to the Company's. The peer group index return has been weighted based on market capitalization (see footnote 1 to the performance graph). The performance graph assumes a $100 investment in the Company's Common Stock, and in each of the indices, on September 30, 1996, and a reinvestment of all dividends.

                    PERFORMANCE OF THE COMPANY'S COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Legend
Symbols

CRSP TOTAL RETURNS INDEX FOR:  TODHUNTER INTERNATIONAL, INC.  AMEX STOCK MARKET (US COMPANIES)  SELF-DETERMINED PEER GROUP
9/30/96                                                100.0                             100.0                       100.0
9/30/97                                                106.0                             125.6                       128.6
9/30/98                                                 74.0                             117.7                       130.6
9/30/99                                                 97.3                             151.8                       140.9
9/29/00                                                 74.7                             188.0                       144.2
9/28/01                                                 90.7                             137.2                       162.2

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Each of the Company and Mr. McDonnell owns a 45% interest in Premier Wines & Spirits, Ltd. ("Premier"), a wholesale liquor distributor in St. Thomas, United States Virgin Islands. The Company had sales to Premier during fiscal 2001 of approximately $1,946,000, of which $416,000 is included in trade receivables as of September 30, 2001. Also, the Company and Mr. McDonnell each advanced $150,000 to Premier in fiscal 2001; the amount of the Company's advance is included in investments and advances to equity investees as of September 30, 2001.

         During fiscal 2001, Todhunter-Angostura (Suisse) SA ("Todhunter-Angostura"), a company owned 50% by each of Todhunter and Angostura, acquired a 100% interest in AUXIL S.A., a French importer and distributor of beverage alcohol, for $2.5 million. The Company and Angostura each invested $521,860 in Todhunter-Angostura, and Angostura provided an additional $1.5 million loan to Todhunter-Angostura to finance the acquisition of AUXIL S.A.

         In September 2000, the Company sold all of its remaining operating assets in the Bahamas to British Fidelity Holdings Limited, an affiliate of Angostura through common ownership, for $3.5 million, the approximate book value of those assets. The Company received an unsecured note for $3.5 million and recorded a loss of $78,838 on the transaction. The note bears interest at 6% with principal and interest payments of $20,000 due monthly through July 2005, and the remaining balance of $3,305,560 due in August 2005. $3,450,674 was outstanding at September 30, 2001. The note is guaranteed by British Fidelity Assurance, Ltd. The terms of the transaction resulted from negotiation between the parties, and the Company believes that the terms were substantially the same as those that would have resulted from arm's length negotiations with an independent party.

         See "Audit Committee" above for information regarding a related party transaction between the Company and TM Capital Corp., an entity of which W. Gregory Robertson (then a director of the Company) is President.

                             AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with the Company's management the Company's audited financial statements for fiscal 2001. The Audit Committee has also discussed with McGladrey & Pullen, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, received the written disclosures from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, and discussed with McGladrey & Pullen, LLP its independence. Based primarily on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001.

GODFREY D. BAIN
DONALD L. KASUN (COMMITTEE MEMBER SINCE DECEMBER 2001)
LEONARD G. ROGERS

         The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company's previous or future filings with the Commission, except as otherwise expressly specified by the Company in any such filing.

                                    AUDITORS

         The Board of Directors has selected McGladrey & Pullen, LLP, the Company's independent accountants for fiscal 2001, to serve as the Company's independent accountants for fiscal 2002. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

         Fees billed to the Company by McGladrey & Pullen, LLP for fiscal 2001 were as follows:

AUDIT FEES - Audit fees billed to the Company by McGladrey & Pullen, LLP for auditing the Company's annual financial statements for fiscal 2001 and reviewing the financial statements included in the Company's Quarterly Reports on Form 10-Q totaled $255,278.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES -McGladrey & Pullen, LLP did not provide advice to the Company regarding financial information systems design and implementation during fiscal 2001.

ALL OTHER FEES - Fees billed to the Company by McGladrey & Pullen, LLP for all non-audit services rendered to the Company during fiscal 2001, including tax-related services, totaled $63,168.

         The Audit Committee has determined that the provision of non-audit services by McGladrey & Pullen, LLP is compatible with maintaining their independence.

                              STOCKHOLDER PROPOSALS

         Stockholders who intend to submit proposals to the Company's stockholders at the 2003 Annual Meeting of Stockholders must submit such proposals to the Company no later than September 27, 2002 in order to be considered for inclusion in the proxy statement and proxy card to be distributed by the Board of Directors in connection with that meeting. Proposals must comply with the Commission's rules relating to stockholder proposals in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2003 Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, must submit their proposal to the Company no later than December 11, 2002. Stockholder proposals should be submitted to Troy Edwards, Secretary, Todhunter International, Inc., 222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida 33401.

                                  OTHER MATTERS

         The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters properly come before the meeting or any adjournment, the persons designated as proxy holders in the accompanying proxy card will have the discretion to vote on such matters as they see fit.

         If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

                              FINANCIAL INFORMATION

         Detailed financial information of the Company and its subsidiaries for fiscal 2001 is included in the Company's Annual Report on Form 10-K. A copy of the Company's Annual Report on Form 10-K for the fiscal 2001 is enclosed herewith.

                                          By Order of the Board of Directors



                                          /s/ Troy Edwards
                                          TROY EDWARDS
                                          SECRETARY

    PROXY

                           TODHUNTER INTERNATIONAL, INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 21, 2002
        The undersigned, a stockholder of Todhunter International, Inc., a Delaware corporation (the "Company"), hereby appoints A. Kenneth Pincourt, Jr. and Jay S. Maltby, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Gunster, Yoakley, & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401 on Thursday,
    March 21, 2002 at 11:00 a.m. Eastern Standard Time and at any adjournments, in respect of all shares of the Common Stock of the Company registered in the name of the undersigned as fully as the undersigned could vote and act if personally present:
        This proxy, when properly executed, will be voted as directed herein by the undersigned. However, if no direction is given, this proxy will be voted FOR Proposal 1 and, with respect to any other matter properly brought before the meeting or any adjournments, in accordance with the determination of the proxies named herein.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         TODHUNTER INTERNATIONAL, INC.

  (1) ELECTION OF DIRECTORS, NOMINEES: -- To elect Godfrey D. Bain,
  Donald L. Kasun and Thomas A. Valdes as Class I Directors to hold             (2) IN THEIR DISCRETION, on any other matters
  office for a term of three years and until their successors have been         that may properly come before the meeting or any
  elected and qualified.                                                        adjournments thereof.

      VOTE FOR      VOTE WITHHELD  To withhold authority to vote for any        DATE: ------------------------------------ 2002
    all nominees       for all     individual nominee, print that               ---------------------------------------- (L.S.)
    listed above      nominees     nominee's name on the line below.            ---------------------------------------- (L.S.)
  except as marked  listed above   ----------------------------------           Signature(s)
  to the contrary.   as a group.                                                Please date this proxy and sign your name exactly
        / /              / /                                                    as your name appears herein. If the stock is held
                                                                                jointly, all owners must sign. When signing as
                                                                                attorney, executor, administrator, trustee,
                                                                                guardian or in another representative capacity,
                                                                                please give full title.

   PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
      ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.